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 ...............Latin America Growth Fund, Inc................................
                (Name of Registrant as Specified In Its Charter)

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LATIN AMERICA GROWTH FUND, INC.

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From the Chairman
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Dear Shareholders:

    It is my pleasure to take this opportunity to inform you of recent decisions made by the Board of Directors for the Latin America Growth Fund, Inc. (the "Fund"). In an effort to provide the Fund with a higher profile to stimulate ongoing investor interest, whilst providing up-to-date information to shareholders, the Board is taking the actions outlined below.

    1. The Board is recommending to shareholders to vote in favor of a change in the Fund's name to Latin America Smaller Companies Fund, Inc. It is the objective and the Fund's policy to invest, under normal market conditions, at least 80% of its total assets in the equity securities of Latin American issuers that at the time of purchase have a market capitalization of less than U.S. $500 million. The change to the Fund's name will explicitly reflect the objective of the Fund and will help clarify its characteristics, whilst more properly distinguishing the Fund from regional peers, which should result in increasingly informative industry comparisons.

    2. The Board has decided to enroll the Fund for membership in The Club. This service provides an indication of membership in prominent financial publications with an 800 number through which potential investors can easily request literature and obtain the latest financial reports.

    3. Starting in 1998 quarterly reporting will be made available to provide shareholders and prospective investors with more timely information.

    These actions are the result of discussions during which the Board of Directors has considered the fact that the Fund's common stock has been trading at a discount. Whilst noting that the Fund's discount is in the range experienced by similar closed-end funds, the Board has considered possible actions to take in an effort to reduce or eliminate the discount. An independent expert was retained to assist in an analysis of possible actions. The analysis reflected that the discount dilemma has been creatively tackled by closed-end funds over the years with most actions initiating only short-term if any positive results on the discount. Although the action of open ending a fund would have a long-term effect it would present implications that may compromise the current investment strategy.

    The Fund chose the closed-end structure because of the flexibility it can provide to an investment strategy. An open-end fund requires maintenance of a cash reserve and/or increased trading activity of fund investments in order to meet the cash flows generated by the purchases and redemptions of fund shares. As a closed-end fund, the Fund is able to stay fully invested in stocks consistent with its investment objectives. We believe that the object of the Fund to seek growth through investment in shares in relatively small capitalization Latin American companies can only be achieved effectively through a closed-end structure. It would be difficult to buy and sell less liquid securities at efficient prices on short notice to meet the constant cash flow requirements of an open-end fund. These factors were carefully considered by the Board as they evaluated potential actions.

    The Board's fiduciary obligation is to act in the best interest of the Fund and all of its shareholders. Thus far, the Board has concluded that, at this time, it is not in the best interest of the Fund or its shareholders to undertake any strategy which would significantly alter the fundamental structure of the Fund. The Board will continue to monitor the Fund's market price and evaluate what, if any, additional actions may be appropriate.

Sincerely,

/s/ Peter Lamaison

PETER LAMAISON
Chairman of the Board